UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2020
EL POLLO LOCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36556	20-3563182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3535 Harbor Blvd., Suite 100, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 599-5000
N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LOCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition
On April 8, 2020, El Pollo Loco Holdings, Inc. (the “Company” or “El Pollo Loco”) announced in a press release that system-wide comparable restaurant sales for the first quarter ended March 25, 2020 decreased 1.5% compared to the first quarter in 2019. Through February 28, 2020, system-wide and company-operated comparable restaurant sales increased 3.7% and 4.2%, respectively, compared to the same period a year ago, and included positive transaction growth.
The preliminary financial results for the Company’s first quarter ended March 25, 2020 included herein represent the most current information available to management. The Company’s actual results when reported by the Company may differ from these preliminary results as a result of the completion of the Company’s financial closing procedures, final adjustments, and review by the Company’s independent registered public accounting firm.
Item 7.01    Regulation FD Disclosure
The global coronavirus (COVID-19) pandemic has disrupted El Pollo Loco’s restaurant operations. On April 8, 2020, the Company issued a press release to provide an update on the impact of the pandemic on the Company’s business and operations. A copy of the press release is attached hereto as Exhibit 99.1.
Operational Update
In responding to the pandemic, the primary goal of the Company’s actions is to ensure the safety of its employees, franchisees and customers while continuing to provide a valued service to its communities during these unprecedented times.
The vast majority of El Pollo Loco restaurants are operating on a take-away, mobile pick-up and delivery basis only, as well as maintaining drive-thru operations where available, in light of the government-mandated closures to our dining rooms. Off-premise dining has historically accounted for approximately 78% of sales, including about 45% through our drive-thru windows and about 3% via delivery.
Given the uncertainty surrounding the depth and duration of the impact of COVID-19, the Company is withdrawing its guidance for fiscal 2020, issued on March 5, 2020. The Company plans to provide an update on its business and financial results on its First Quarter earnings call.
Below is a summary of other actions we are taking to enhance financial and operating flexibility for the Company and for our franchisees, and to protect our employees and customers:

•	As a precautionary measure, the Company has bolstered its existing cash position by fully drawing down its $150 million revolving credit facility, adding $34.5 million of cash to its balance sheet.

•
The Company has temporarily suspended all but essential capital spending and share repurchase activity, reevaluated essential support center G&A, and fine-tuned its restaurant labor model based on dining room closures and lower sales volumes.

•
For our franchisees, we are deferring 50% of their April royalties as well as 100% of their 2020 remodel and new build requirements. We are also establishing a support team to assist franchisees in accessing funds and benefits provided by the CARES Act legislation.

•
For our employees, we continue to implement actions to help protect them from the coronavirus while working in our restaurants; we are providing extended sick leave benefits to employees impacted by COVID-19 and we have granted two weeks paid leave for employees who are 65 or older.

•	We have quickly shifted our marketing to highlight our free delivery program; our Family Meals as a healthier and affordable option; and our meaningful value platform.

•	To date, the Company has not experienced any significant supply chain issues.
The information in this Item 7.01, including the Exhibit 99.1 furnished under Item 9.01, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. Furthermore, the information in this Item 7.01, including the Exhibit 99.1 furnished under Item 9.01, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act.
Section 9 - Financial Statements and Exhibits
Item 9.01      Financial Statements and Exhibits
(d)    Exhibits

Exhibit Number	Description
99.1	Press Release Dated April 8, 2020 from El Pollo Loco Holdings, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 8, 2020                EL POLLO LOCO HOLDINGS, INC.

/s/ Laurance Roberts
Laurance Roberts
Chief Financial Officer